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                            CERTIFICATE OF AMENDMENT
                                       OF
                CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
                     AND RIGHTS OF SERIES F PREFERRED STOCK,
                            $.01 PAR VALUE PER SHARE
                                       OF
                             ALLIANCE IMAGING, INC.,
                             A DELAWARE CORPORATION

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
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          Alliance Imaging, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on July 30, 1998 and was duly approved by a majority of the holders of the outstanding shares of Series F Preferred Stock by written consent pursuant to
Section 228 of the Delaware General Corporation Law.

          RESOLVED, that the terms of the Series F Preferred Stock of the Corporation shall be amended by deleting the second sentence of the first paragraph of Section 4 of the Certificate of Designations, Powers, Preferences and Rights of Series F Preferred Stock of the Corporation in its entirety and replacing such sentence with the following:

                    "Each such date is hereinafter referred to as a "Dividend Payment Date." Dividends on the Series F Preferred Stock may be paid in kind if so declared by the Board of Directors of the Corporation for the first five years after issuance. If the Board of Directors does not so declare any payment-in-kind dividend, then dividends shall accrue and compound quarterly on each applicable Dividend Payment Date. After the fifth anniversary of the date of issuance, dividends on the Series F Preferred Stock will be payable in cash."


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          IN WITNESS WHEREOF, the Corporation had caused this Certificate of
Amendment to be signed as of the 30th day of July, 1998.

                                            ALLIANCE IMAGING, INC.

                                            By:    /s/ Richard N. Zehner
                                                 -------------------------
                                                 Name:   Richard N. Zehner
                                                 Title:  Chairman and CEO